                                                                      Exhibit 11


                            FIRST BELL BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                               DECEMBER 31, 1998

                                           TWELVE         TWELVE
                                           MONTHS         MONTHS
                                           ENDED          ENDED
                                          12/31/98       12/31/98
                                         ----------     ----------
                                           BASIC     FULLY DILUTED
Net income applicable to common stock    $7,838,160     $7,838,160
                                         ----------     ----------

EARNINGS PER SHARE

Weighted average shares outstanding       5,830,344      5,830,344

Add:  Option common stock equivalents             -        155,727

Less:  MRP shares                           275,441        275,441

Add:  Granted MRP shares                          -         99,171
                                         ----------     ----------

     Total Shares                         5,554,903      5,809,801
                                         ==========     ==========

Earnings per share                       $     1.41          $1.35
                                         ==========     ==========